FAB UNIVERSAL CORP.

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT (the “Agreement”) is made and entered into as of this 17th day of June, 2013, effective as of June 17, 2013 (the “Effective Date”), by and between FAB Universal Corp., a Colorado corporation whose shares are publicly traded (the “Company”), and James B. Rogers, Jr., with the following address: 18 Boon Lay Way, #10-98 Tradehub21, SINGAPORE 609966 (the “Director”).

WHEREAS, the Company desires to engage the Director, and the Director desires to serve, as a non-employee director of the Company, subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt of which is hereby acknowledged, the Company and the Director, intending to be legally bound, hereby agree as follows:

1.

DEFINITIONS.

(a)

“Corporate Status” describes the capacity of the Director with respect to the Company and the services performed by the Director in that capacity.

(b)

“Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

(c)

“Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative or investigative, whether formal or informal, including a proceeding initiated by the Director pursuant to Section 11 of this Agreement to enforce the Director’s rights hereunder.

(d)

“Expenses” shall mean all reasonable fees, costs and expenses, reasonably incurred in connection with any Proceeding, including, without limitation, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators, professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

(e)

“Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

(f)

“Parent” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities ending with the Company, if each of the corporations or entities, other than the Company, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(g)

“Subsidiary” shall mean any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities beginning with the Company, if each of the corporations or entities, other than the last corporation or entity in the unbroken chain, owns stock or other interests possessing 50% or more of the economic interest or the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

(h)

“Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans and (b) any information that may be made known to the Director and which Company has received from others and that Company is obligated to treat as confidential or proprietary, whether or not marked as confidential.

2.

SERVICES OF DIRECTOR. While this Agreement is in effect, the Director shall perform duties as an independent director and/or a member of the committees of the Board, and be compensated for such and be reimbursed expenses in accordance with the Schedule A attached to this Agreement.

(a)

The Director will perform services as is consistent with the Director’s position with the Company, as required and authorized by the By-Laws and Certificate of Incorporation of the Company, and in accordance with applicable professional and ethical standards and laws, rules and regulations pertaining to the Director’s performance hereunder, including without limitation, laws, rules and regulations relating to a public company.

(b)

The Director is solely responsible for taxes arising out of any compensation paid by the Company to the Director under this Agreement, and the Director understands that he will be issued a U.S. Treasury form 1099 for any compensation paid to him/her by the Company. The Director acknowledges and agrees that because he is not an employee of the Company the Company will not withhold any amounts for taxes from any of his payments under this Agreement.

(c)

During the Term (defined below) (the "Restricted Period"), the Director shall not, whether as an officer, director, manager, employee, consultant, owner, shareholder, partner, member, adviser, joint venturer, or otherwise, directly compete with the Company or any Subsidiary anywhere in the People’s Republic of China (excluding Taiwan and Macao) (the "Protected Region") by engaging in the wholesale and retail selling and distribution of copyright protected audiovisual media and content in China (but excluding Taiwan and Macao) (the “Core Company Business”).  This covenant shall not prohibit Director from owning less than ten percent (10%) of the securities of any competitor of the Company or any Subsidiary, if such securities are publicly traded on an internationally recognized stock exchange or over-the-counter market, or from holding any other interest or investment that is approved in writing by the Company.

(d)

Without limitation, the Company acknowledges that the foregoing limited restrictions set forth in subparagraph (c) do not preclude the Director from (A) having or accepting advisory, board director, honorary or emeritus positions with any businesses, or positions whose responsibility does not include the activities falling within the Core Company Business; (B) owning, maintaining and operating commodity and other index businesses, including the publishing, distribution and licensing of indices, (C) speaking at public or private engagements, (D) writing or commentating, (E) owning, using or licensing the Director’s names, and (F) displaying, transmitting,

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publishing, distributing, selling, promoting and licensing content via websites and other electronic portals owned, operated or controlled by the Director and his affiliates.

(e)

Director acknowledges that the foregoing geographic and temporal restrictions on competition in subparagraph (c) are fair and reasonable, given the nature and geographic scope of the Company’s business operations and the nature of Director’s position with the Company. Director also acknowledges that while serving on the Board, he will have access to information that would be valuable or useful to competitors of the Company and the Subsidiaries, and therefore acknowledges that the foregoing restrictions on his future employment and business activities are fair and reasonable, and that the Company would not have agreed to appoint him to the Board without his agreement to comply with such restrictions.  Director acknowledges and is prepared for the possibility that his standard of living may be reduced during the Restricted Period, and assumes and accepts any risk associated with that possibility.

(f)

The rules and regulations of the Company notified to the Director, from time to time, apply to the Director. Such rules and regulations are subject to change by the Board in its sole discretion. Notwithstanding the foregoing, in the event of any conflict or inconsistency between the terms and conditions of this Agreement and rules and regulations of the Company, the terms of this Agreement control.

3.

TERM AND TERMINATION. The term of this Agreement shall be for one (1) year from the Effective Date, unless terminated as provided for in this Section 3 (the “Term”).  This Agreement and the Director’s services hereunder shall terminate upon the earlier of the following:

(a)

Removal of the Director as a director of the Company, upon proper Board or stockholder action in accordance with the By-Laws and Certificate of Incorporation of the Company and applicable law;

(b)

Resignation of the Director as a director of the Company upon 30-day in advance written notice to the Board of Directors of the Company; or

(c)

Termination of this Agreement by the Company, in the event any of the requirements specified in Section 2 hereof is not satisfied, as determined by the Company in its sole discretion.

4.

CONFIDENTIALITY.

(a)

The Director agrees that both during and after his term as the Director, he will not use for his own, or for another’s benefit, or disclose or permit the disclosure of any confidential information relating to the Company, including without limitation any information about the deliberations of the Board. The restriction shall cease to apply to any confidential information which may (other than by reason of the Director’s breach of these terms) become available to the public generally or is disclosed in connection with Compelled Disclosure (but in such case only after compliance with the provisions of subparagraph (b) below). The Director also agrees during his appointment that he will not, other than for the benefit of the Company and in connection with his service as the Director, make any notes, memoranda, electronic records, tape records, films, photographs, plans, drawings or any form of record relating to any matter within the scope of the business or concerning the dealings or affairs of the Company and will return or destroy any such items at any time at the request of the Board or any officer of the Company.

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(b)

In the event that the Director becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or otherwise to disclose any confidential information (“Compelled Disclosure”), the Director agrees to: (i) immediately notify the Company of the existence, terms and circumstances surrounding any request that may cause the Director to become so compelled; (ii) consult with the Company at the Company’s reasonable request and expense on the advisability of taking legally available steps to resist or narrow such request or requirement; (iii) take such legally available steps as the Company may reasonably request, at the Company’s expense, to resist or narrow such request or so that the Company may seek a protective order or other appropriate remedy; and (iv) if the Company seeks such protective order or other remedy, provide such cooperation as is reasonably requested by the Company, at its expense. In the event that such protective order or other remedy is denied and the Director is nonetheless legally compelled to disclose such information, the Director shall make good faith efforts to furnish only that confidential information that is legally required to be disclosed and the Director shall exercise reasonable efforts to preserve the confidentiality of the remainder of any confidential information. In no event shall the Director oppose any action by the Company in connection with any Compelled Disclosure to obtain a protective order or other remedy to prevent the disclosure of any confidential information or to obtain assurance that confidential treatment will be afforded such confidential information.

(c)

All obligations on the Director arising under this Section 4 shall cease three (3) years immediately following expiration or earlier termination of the Term.

5.

LIMITATION OF LIABILITY. In no event shall the Director be individually liable to the Company or its shareholders for any damages for breach of fiduciary duty as a director of the Company, unless the Director’s act or failure to act involves intentional misconduct, fraud or a knowing violation of law.

6.

AGREEMENT OF INDEMNITY. The Company agrees to indemnify the Director as follows:

(a)

Subject to the exceptions contained in Section 7(a) below, if the Director was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company) by reason of or for matters related to the Director’s Corporate Status, the Director shall be indemnified by the Company against all Expenses and Liabilities as and when incurred or paid by the Director in connection with such Proceeding (referred to herein as “Indemnifiable Expenses” and “Indemnifiable Liabilities,” respectively, and collectively as “Indemnifiable Amounts”).

(b)

Subject to the exceptions contained in Section 7(b) below, if the Director was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company, to procure a judgment in its favor by reason of or for matters related to the Director’s Corporate Status, the Director shall be indemnified by the Company against all Indemnifiable Amounts as and when incurred.

(c)

For purposes of this Agreement, and without limitation, the Director shall be deemed to have acted in good faith in conducting the Company’s affairs as an independent director of the Company and/or a member of a committee of the Board of the Company, if the Director: (i) exercised or used the same degree of diligence, care, and skill as an ordinarily prudent man would have exercised or used under the circumstances in the conduct of his own affairs; or (ii) took, or omitted to take, an action in reliance upon advise of counsels or other professional advisors for the Company, or upon statements made or information furnished by other directors, officers or employees of the Company, or upon a financial statement of the Company provided by a person in charge of its accounts or certified by a public accountant or a firm of public accountants, which the Director had reasonable grounds to

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believe to be true; or (iii) otherwise acted or omitted to act in good faith.

(d)

In the event the Director intends to engage separate legal counsel, the Director shall provide at least three business days’ prior written notice to the Company identifying therein: (i) the name, address, telephone number, and hourly rate(s) of the attorney(s) the Director intends to engage; (ii) the Proceeding in which the Director has been named as a party or is threatened to be named as a party; and (iii) the basis for the Director’s reasonable belief that it and/or he has been named or is threatened to be named as a party to a Proceeding, including any supporting documentation.   Expenses incurred for such separate legal counsel to assist the Director in connection with the preparation of such written notice also shall be deemed Indemnifiable Amounts.

7.

EXCEPTIONS TO INDEMNIFICATION. Director shall be entitled to indemnification under Sections 6(a) and 6(b) above in all circumstances other than the following:

(a)

If indemnification is requested under Section 6(a) and it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, (i) the Director failed to act in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Company, or (ii) the Director’s conduct constituted willful misconduct, fraud or knowing violation of law, then the Director shall not be entitled to payment of Indemnifiable Amounts hereunder.

(b)

If indemnification is requested under Section 6(b) and

(i)

it has been adjudicated finally by a court or arbitral body of competent jurisdiction that, in connection with the subject of the Proceeding out of which the claim for indemnification has arisen, the Director failed to act in good faith and in a manner the Director reasonably believed to be in or not opposed to the best interests of the Company, including without limitation, the material breach of Section 4 hereof by the Director, the Director shall not be entitled to payment of those Indemnifiable Amounts hereunder directly attributable to such failure or material breach; or

(ii)

it has been adjudicated finally by a court or arbitral body of competent jurisdiction that the Director is liable to the Company with respect to any claim, issue or matter involved in the Proceeding out of which the claim for indemnification has arisen, including, without limitation, a claim that the Director received an improper benefit or improperly took advantage of a corporate opportunity, the Director shall not be entitled to payment of those Indemnifiable Amounts hereunder directly attributable to such Director liability.

8.

WHOLLY OR PARTLY SUCCESSFUL. Notwithstanding any other provision of this Agreement, and without limiting any such provision, to the extent that the Director is, by reason of the Director’s Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, the Director shall be indemnified in connection therewith. If the Director is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify the Director against those Expenses reasonably incurred by the Director or on the Director’s behalf in connection with each claim, issue or matter. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

9.

ADVANCES AND INTERIM EXPENSES.  Within ten (10) business days of the Director’s written request for indemnification, the Company shall pay to the Director all Indemnifiable Expenses incurred by the Director in connection with any Proceeding, including a Proceeding by or in the

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right of the Company, in advance of the final disposition of such Proceeding, if the Director furnishes the Company with a written undertaking, to the satisfaction of the Company, (i) regarding the Director’s good faith belief that his conduct did not fail to meet the standard of conduct described in Section 7(a) above, and (ii) to repay the amount of such Indemnifiable Expenses advanced to the Director in the event it is finally determined by a court or arbitral body of competent jurisdiction that the Director is not entitled under this Agreement to indemnification with respect to such Indemnifiable Expenses.

10.

PROCEDURE FOR PAYMENT OF INDEMNIFIABLE AMOUNTS. The Director shall submit to the Company a written request specifying the Indemnifiable Amounts, for which the Director seeks payment under Section 6 hereof, and the Proceeding of which the Director has previously notified the Company. At the request of the Company, the Director shall furnish such documentation and information as are reasonably available to the Director and necessary to establish that the Director is entitled to indemnification hereunder.  The Company shall pay such Indemnifiable Amounts within ten (10) days of receipt of all required documents.

11.

REMEDIES OF DIRECTOR.

(a)

RIGHT TO PETITION COURT. In the event that the Director makes a request for payment of Indemnifiable Amounts under Sections 6, 8-10 above, or seeks payment of insurance under Section 13 below, and such payment or advancement is not made in a timely manner: (i) by the Company pursuant to the terms of this Agreement, or (ii) by any insurer pursuant to the terms of its insurance policy, then the Director may petition the appropriate judicial authority to enforce the Company’s or any insurer’s obligations.

(b)

BURDEN OF PROOF. In any judicial proceeding brought under Section 11(a) above, the Company shall have the burden of proving that the Director is not entitled to payment of Indemnifiable Amounts hereunder.

(c)

EXPENSES. The Company agrees to reimburse the Director in full for any Expenses incurred by the Director in connection with investigating, preparing for, litigating, defending or settling any action brought by the Director under Section 11(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith.

(d)

VALIDITY OF AGREEMENT. The Company shall be precluded from asserting in any Proceeding, including, without limitation, an action under Section 11(a) above, that the provisions of this Agreement are not valid, binding and enforceable or that there is insufficient consideration for this Agreement and shall stipulate in court that the Company is bound by all the provisions of this Agreement.

(e)

FAILURE TO ACT NOT A DEFENSE. The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of Indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 11(a) above.

12.

PROCEEDINGS AGAINST COMPANY. Except as otherwise provided in this Agreement, the Director shall not be entitled to payment of Indemnifiable Amounts or advancement of Indemnifiable Expenses with respect to any Proceeding brought by the Director against the Company, any Entity which the Company controls, any director or officer thereof, or any third party, unless the Company has consented to the initiation of such Proceeding. This section shall not apply to counterclaims or affirmative defenses asserted by the Director in an action brought against the Director.

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13.

INSURANCE. The Company shall obtain and maintain a policy or policies of director and officer liability insurance, providing the Director with coverage for claims against the Director by reason of his Corporate Status, in accordance with the terms of said insurance policy or policies (“D&O Insurance”).  The Company shall take any actions necessary or desirable to cause the D&O insurer(s) to pay, on behalf of the Director, all amounts payable in accordance with the terms of the D&O Insurance.  The Company D&O program covers all past, present and future directors and officers of the company. The Company intends to maintain D&O liability insurance similar to or at least as broad as what is currently procured.  However, the availability of the same terms and conditions may not be available or could be cost prohibitive in the future, thereby limiting or eliminating our ability to maintain the current breadth of coverage.

14.

SUBROGATION. In the event of any payment of Indemnifiable Amounts under this Agreement or the D&O Insurance, the Company or its Insurance Carrier, as the case may be, shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Director against persons other than the Director, his affiliates and their respective heirs, estates, officers, board members, shareholders, employees, affiliates and representatives, and the Director shall take, at the request of the Company, reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

15.

AUTHORITY. Each party has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by each party hereto.

16.

SUCCESSORS AND ASSIGNMENT. This Agreement shall (a) be binding upon and inure to the benefit of all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (b) be binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of the Director. The Director has no power to assign this Agreement or any rights and obligations hereunder.

17.

CHANGE IN LAW. To the extent that a change in applicable law (whether by statute or judicial decision) shall mandate broader or narrower indemnification than is provided hereunder, the Director shall be subject to such broader or narrower indemnification and this Agreement shall be deemed to be amended to such extent.

18.

SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

19.

MODIFICATIONS AND WAIVER. Except as provided in Section 17 hereof with respect to changes in applicable law which broaden or narrow the right of the Director to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No delay in exercise or non-exercise by either party of any right under this Agreement shall operate as a current or future waiver by it as to its same or different rights under this Agreement or otherwise.

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20.

NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

If to Director, to:

 James B. Rogers, Jr., 18 Boon Lay Way, #10-98 Tradehub21, SINGAPORE 609966,

with a copy to (which copy shall not constitute notice):  Bressler Law PLLC, Attn: Joshua R. Bressler, Esq., 3 West 35th Street, 9th Floor, New York, NY  10001  USA.

If to the Company, to:

Christopher Spencer, CEO, 5001 Baum Blvd. Suite 770, Pittsburgh, Pennsylvania 15213  USA,

or to such other address as may have been furnished in the same manner by any party to the others.

21.

GOVERNING LAW. This Agreement shall be governed by and construed and enforced under the laws of the State of Colorado.

22.

CONSENT TO JURISDICTION. Solely for the purpose of this Agreement and adjudicating disputes arising under it, the parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in Colorado for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum.

23.

AGREEMENT GOVERNS. This Agreement is to be deemed consistent wherever possible with relevant provisions of the By-Laws and Articles of Incorporation of the Company; however, in the event of a conflict between this Agreement and such provisions, the provisions of this Agreement shall control.  The Company has delivered to the Director a true and complete copy of all By-Laws and Articles of Incorporation and promptly will deliver copies of amendments thereto as and when created from time to time.

24.

INDEPENDENT CONTRACTOR. The parties understand, acknowledge and agree that the Director’s relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between the Director and the Company or as a commitment on the part of the Company to retain the Director in any capacity, for any period of time or under any specific terms or conditions, or to continue the Director’s service to the Company beyond any period.  To the extent the Company and the Director intend to enter into any arrangement regarding services other than as a Director hereunder, such relationship shall be governed by one or more other agreements as shall be entered into by the Company and the Director and the provisions hereof shall not be applicable thereto.

25.

ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Company and the Director with respect to the subject matter hereof, and supersedes all prior understandings and agreements with respect to such subject matter.

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IN WITNESS WHEREOF, the parties hereto have executed this Director Agreement as of the day and year first above written.

AGREED	AGREED

FAB UNIVERSAL CORP.	DIRECTOR

/s/Zhang, Hongcheng	/s/James B. Rogers, Jr.
Name: Zhang, Hongcheng	Name: James B. Rogers, Jr.
Title: Chairman

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SCHEDULE A

I.

COMPENSATION:

A.  Fees. For all services rendered by the Director pursuant to this Agreement, both during and outside of normal working hours, including but not limited to, attending all required meetings of the Board or applicable committees thereof, executive sessions of the independent directors, reviewing filing reports and other corporate documents as requested by the Company, providing comments and opinions as to business matters as requested by the Company, the Company agrees to pay to the Director a fee in cash of Two Thousand Dollars (U.S. $2,000) per month during the Term (the “Base Fee”), so long as the Director is serving on the Board of Directors.  The Base Fee shall be paid in cash to the Director on a monthly basis in equal installments on the last day of each month.

In addition, for each in-person board meeting the Director attends, the Director is entitled to receive $2,000 per meeting attended in person.

B.  Restricted Stock: Within fifteen (15) days after the Company’s annual meeting of stockholders, in connection with your continuing service as a member of the board, Director will be granted an annual restricted stock award under the 2013 Plan for 24,000 shares. The annual restricted stock award will be pro-rated for service if a director joins mid-year, and provides at least one month (30 days) of service, which is measured from annual stockholder meeting to annual stockholder meeting.  In order to promote long-term alignment of directors and stockholders’ interests, the Company requires that the restricted stock units granted to you be held for one (1) year from the grant date.  The Director agrees to enter into a restricted stock agreement prepared by the Company (such agreement will not contain terms inconsistent with this Agreement).  The determination of the value of the stock, reported on Form 1099 as compensation is as of the date of the grant and valued at the closing price on the date of the grant.

C.

Restricted Stock Option. Upon execution of this Agreement the Director shall be granted an option to purchase two hundred fifty thousand (250,000) shares of common stock of the Company, with an exercise price equal to the closing price on June 7, 2013 which is $3.52 and vesting period is 12 months from the grant date of 10th June, 2013.  Validation period is for 10 years after the vesting period or until 10th June 2024. The Director’s rights in respect to any grant shall be determined solely by the Compensation Committee of the Company and are subject to execution by Director of any applicable agreements as established and requested by the Company pursuant to the 2012 Stock Option Plan.  Should the Director cease to provide his director services under this Agreement due to his disability as determined by the Company in good faith, the Company shall afford the Director (or his representative) the maximum time period permissible under the 2012 Stock Option to exercise his options, and in no case less than one year immediately following such good faith determination of disability.

AGREED	AGREED

FAB UNIVERSAL CORP.	DIRECTOR

/s/ Zhang, Hongcheng	/s/James B. Rogers, Jr.
Name: Zhang, Hongcheng	Name: James B. Rogers, Jr.
Title: Chairman

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